Neuro-Hitech Receives Delisting Warning Letter from NASDAQ

NEW YORK, NY - March 20, 2008 - Neuro-Hitech, Inc. (NASDAQ: NHPI), a New York-based biopharmaceutical company focused on developing innovative drugs for the treatment of neurodegenerative diseases, announced today that it had received notice on March 17, 2008 from the NASDAQ Stock Market (“NASDAQ”) that for the previous 30 consecutive trading days, the Company’s common stock closed below the minimum $1.00 bid price per share required by Marketplace Rule 4310(c)(4).

In accordance with Marketplace Rule 4310(c)(8)(D), the Company has 180 calendar days, or until September 15, 2008, to regain compliance. If, at any time before September 15, 2008, the bid price for the Company’s common stock closes at $1.00 or more for a minimum of 10 consecutive business days, the NASDAQ staff will provide written notification to the Company that it complies with Marketplace Rule 4310(c)(4). If compliance with the rule cannot be demonstrated by September 15, 2008, NASDAQ staff will determine whether the Company meets The Nasdaq Capital Market initial listing criteria set forth in Marketplace Rule 4310(c), except for the minimum bid requirement, and if so, will provide the Company with an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, the NASDAQ staff will provide written notification that the Company’s securities will be delisted. At that time, the Company can appeal the staff’s determination to a Listings Qualification Panel.

NASDAQ has also orally advised the Company that it is not in compliance with the requirement, under Marketplace Rule 4310(c)(3)(B), with respect to the minimum aggregate market value of its listed shares and that an additional notice is expected to be delivered to the Company in the near future.

The Company has not yet determined what action, if any, it will take in response to the notice and will continue to consider all available options.

About Neuro-Hitech, Inc.

Neuro-Hitech, Inc. is a New York-based biopharmaceutical company that is focused on developing innovative drugs for the treatment of neurodegenerative diseases. Our lead product candidate, Huperzine A, is being clinically tested for safety and efficacy in the treatment of Alzheimer's disease. The company’s other programs include innovative compounds for epilepsy and disease-modifying compounds for Alzheimer’s disease that block aggregation of B-amyloid and tau-proteins.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act). To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," "projects" and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include those outlined in "Risk Factors" found within our Annual Report on Form 10-KSB and include, without limitation, Neuro-Hitech's limited cash and ability to raise capital to finance the growth of Neuro-Hitech's operations, the ability of Neuro-Hitech to develop its products and obtain necessary governmental approvals, Neuro-Hitech's ability to protect its proprietary information, Neuro-Hitech's ability to attract or retain qualified personnel, including scientific and technical personnel and other risks detailed from time to time in Neuro-Hitech's filings with the SEC, or otherwise.